                              CUSTODIAN AGREEMENT

          THIS AGREEMENT is made as of February 10, 1999 by and between PROVIDENT INSTITUTIONAL FUNDS, a Delaware business trust (the "Company"), and PNC BANK, N.A. a national banking association ("PNC Bank").

                              W I T N E S S E T H

          WHEREAS, the Company is registered as an open-end, management investment company under the Investment Company Act of 1940, as amended (the "1940 Act"); and

          WHEREAS, the Company currently offers shares of series representing interests in ten separate investment portfolios, known as TempFund, TempCash, FedFund, T-Fund, Federal Trust Fund, Treasury Trust Fund, MuniFund, MuniCash, California Money Fund and New York Money Fund (each a "Fund"), and classes of shares in each such Fund; and

          WHEREAS, the Company desires to retain PNC Bank to serve as the Company's custodian and PNC Bank is willing to serve as the Company's custodian;
          NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained, it is agreed between the parties hereto as follows:

          1.  Appointment.  The Company hereby appoints PNC Bank to act as
              -----------
custodian of the portfolio securities, cash and other property belonging to the Company for the period and on the terms

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set forth in this Agreement. PNC Bank accepts such appointment and agrees to furnish the services herein set forth in return for the compensation as provided in Paragraph 21 of this Agreement. PNC Bank agrees to comply with all relevant provisions of the 1940 Act and applicable rules and regulations thereunder. The Company has, and may from time to time continue to issue additional Funds and classes of such Funds, or classify and reclassify shares of such current or future Funds or classes. PNC Bank shall identify to each such Fund or class property belonging to such Fund or class in such reports, confirmations and notices to the Company called for under this Agreement. In the event that the Company establishes additional Funds or classes, the Company shall notify PNC Bank in writing. If PNC Bank is willing to render such services, it shall notify the Company in writing, whereupon such Funds or classes shall become a Fund or class hereunder, and the compensation payable by such new Fund or class to PNC Bank will be agreed in writing at the time, pursuant to Paragraph 21 hereof.

          2.  Delivery of Documents.  The Company has furnished PNC Bank with
              ---------------------
copies properly certified or authenticated of each of the following:

              (a) Resolutions of the Company's Board of Trustees authorizing the appointment of PNC Bank as custodian of the portfolio securities, cash and other property belonging to the Company and approving this Agreement;

              (b) Appendix A identifying and containing the signatures of the Company's President and Treasurer and/or other persons authorized to issue Oral Instructions and to sign Written Instructions, as hereinafter defined, on behalf of the Company; and

              (c) The Company's most recent prospectuses (prospectus herein is deemed to include the Statement of Additional Information) relating to Shares (such prospectuses as presently in effect and all amendments and supplements thereto are herein called the "Prospectus").

          The Company will furnish PNC Bank from time to time with copies, properly certified or authenticated, of all amendments of or supplements to the foregoing, if any.

          3.  Definitions.
              -----------

              (a) "Authorized Person."  As used in this Agreement, the term
                  --------------------
"Authorized Person" means the President and Treasurer of the Company and any other person, whether or not any such person is an officer or employee of the Company, duly authorized by the Board of Trustees of the Company to give Oral and Written Instructions on behalf of the Company and listed on the Certificate annexed hereto as Appendix A or any amendment thereto as may be received by PNC Bank from time to time.

              (b) "Book-Entry System." As used in this Agreement, the term
                  --------------------
"Book-Entry System" means the Federal Reserve/Treasury book-entry system for United States and federal agency securities, its successor or successors and its nominee or nominees and any book-entry system maintained by a clearing agency registered with the SEC under Section 17A of the Securities Exchange Act of 1934 (the "1934 Act").

              (c) "Oral Instructions."  As used in this Agreement, the term
                  --------------------
"Oral Instructions" means oral instructions actually received by PNC Bank from an Authorized Person or from a person reasonably believed by PNC Bank to be an Authorized Person. The Company agrees to deliver to PNC Bank, at the time and in the manner specified in Paragraph 8(b) of this Agreement, Written Instructions confirming Oral Instructions.

              (d) "Property."  The term "Property," as used in this Agreement,
                  -----------
means:

                  (i) any and all securities and other property which the Company may from time to time deposit, or cause to be deposited, with PNC Bank or which PNC Bank may from time to time hold for the Company including securities and Property deposited on behalf of the Company with the Book-Entry System;

                  (ii) all income in respect of any of such securities or other property;

                  (iii) all proceeds of the sale of any of such securities or other property; and

                  (iv) all proceeds of the sale of securities issued by the Company, which are received by PNC Bank from time to time from or on behalf of the Company.

              (e) "Written Instructions."  As used in this Agreement, the term
                  -----------------------
"Written Instructions" means written instructions delivered by hand, mail, tested telegram, cable, telex or facsimile sending device, and received by PNC Bank and signed by an Authorized Person.

          4.  Delivery and Registration of the Property.  The Company will
              -----------------------------------------
deliver or cause to be delivered to PNC Bank all securities and all moneys owned by it, including cash received for the issuance of its Shares, at any time during the period of this Agreement. PNC Bank will not be responsible for such securities and such moneys until actually received by it. All securities delivered to PNC Bank (other than in bearer form) shall be registered in the name of the Company or in the name of a nominee of the Company or in the name of PNC Bank or in the name of any nominee of PNC Bank (with or without indication of fiduciary status), or in the name of any sub-custodian or any nominee of any such sub-custodian appointed pursuant to Paragraph 6 hereof or shall be properly endorsed and in form for transfer satisfactory to PNC Bank.

          5.  Receipt and Disbursement of Money.  (a)  PNC Bank shall open and
              ---------------------------------
maintain a separate custodial account or accounts in the name of the Company, subject only to draft or order by PNC Bank acting pursuant to the terms of this Agreement, and shall hold in such account or accounts, subject to the provisions hereof, all cash received by it from or for the account of the Company. PNC Bank shall make payments of cash to, or for the account of, the Company from such cash only (i) for the purchase of securities for the Company's portfolio as provided in Paragraph 13 hereof; (ii) upon receipt of Written Instructions, for the payment of interest, dividends, taxes, administration, accounting, advisory or management fees or expenses which are to be borne by the Company under the terms of this Agreement, the

Advisory Agreement, the Administration Agreement and the Transfer Agency Agreement, as well as fees borne by the Company under its agreements with institutional investors with respect to the provision of support services to their customers who beneficially own from time to time Shares of a Fund which has entered into such agreements; (iii) upon receipt of Written Instructions, for payments in connection with the conversion, exchange or surrender of securities owned or subscribed to by the Company and held by or to be delivered to PNC Bank; (iv) to a sub-custodian pursuant to Paragraph 6 hereof; (v) for the redemption of Company Shares; (vi) for payment of the amount of dividends received in respect of securities sold short; (vii) for payment against receipt of securities loaned pursuant to a specified agreement for loaning the Company's securities; or (viii) upon receipt of Written Instructions, for other proper Company purposes. No payment pursuant to (i) above shall be made unless PNC Bank has received a copy of the broker's or dealer's confirmation or the payee's invoice, as appropriate.

              (b) PNC Bank is hereby authorized to endorse and collect all checks, drafts and other negotiable instruments or other orders for the payment of money received as custodian for the account of the Company.

          6.  Receipt of Securities.
              ---------------------

              (a) Except as provided by Paragraph 7 hereof, PNC Bank shall hold and physically segregate in a separate account, identifiable at all times from those of any other persons, firms, or corporations, all securities and non-cash property received by it for the account of the Company. All such securities and non-cash property are to be held or disposed of by PNC Bank for the Company pursuant to the terms of this Agreement. In the absence of Written Instructions accompanied by a certified resolution of the Company's Board of Trustees authorizing the transaction, PNC Bank shall have no power or authority to withdraw, deliver, assign, hypothecate, pledge or otherwise dispose of any such securities and investments except in accordance with the express terms provided for in this Agreement. In no case may any trustee, officer, employee or agent of the Company withdraw any securities. In connection with its duties under this Paragraph 6, PNC Bank may, at its own expense, enter into sub-custodian agreements with other banks or trust companies for the receipt of certain securities and cash to be held by PNC Bank for the account of the Company pursuant to this Agreement; provided that each such bank or trust company has an aggregate capital, surplus and undivided profits, as shown by its last published report, of not less than one million dollars ($1,000,000) for a PNC Bank subsidiary or affiliate, or of not less than twenty million dollars ($20,000,000) if such bank or trust company is not a PNC Bank subsidiary or affiliate and that in either case such bank or trust company agrees with PNC Bank to comply with all relevant provisions of the 1940 Act and applicable rules and regulations thereunder. PNC Bank shall remain responsible for the performance of all of its duties under this Agreement and shall hold the Company harmless from the acts and omissions, under the standards of care provided for herein, of any bank or trust company that it might choose pursuant to this Paragraph 6.

              (b) Where securities are transferred to an account of the Company established pursuant to Paragraph 7 hereof, PNC Bank shall also by book-entry or otherwise identify as belonging to the Company the quantity of securities in a fungible bulk of securities registered in the name of PNC Bank (or its nominee) or shown in PNC Bank's account on the books of the Book-Entry System. At least monthly and from time to time, PNC Bank shall furnish the Company with a detailed statement of the Property held for the Company under this Agreement.

          7.  Use of Book-Entry System.  The Company shall deliver to PNC Bank
              ------------------------
certified resolutions of the Board of Trustees of the Company approving, authorizing and instructing PNC Bank on a continuous and ongoing basis until instructed to the contrary by Oral or Written Instructions actually received by PNC Bank (a) to deposit in a Book-Entry System all securities belonging to the Company eligible for deposit therein and (b) to utilize the Book-Entry System to the extent possible in connection with settlements of purchases and sales of securities by the Company, and deliveries and returns of securities loaned, subject to repurchase or reverse repurchase agreements or used as collateral in connection with borrowings. Without limiting the generality of such use, it is agreed that the following provisions shall apply thereto:

              (a) Securities and any cash of the Company deposited in the Book-Entry System will at all times be segregated from any assets and cash controlled by PNC Bank in other than a fiduciary or custodian capacity but may be commingled with other assets held in such capacities. PNC Bank and its sub-custodian, if any, will pay out money only upon receipt of securities and will deliver securities only upon the receipt of money.

              (b) All books and records maintained by PNC Bank which relate to the Company's participation in the Book-Entry System will at all times during PNC Bank's regular business hours be open to the inspection of the Company's duly authorized employees or agents, and the Company will be furnished with all information in respect of the services rendered to it as it may require.

              (c) PNC Bank will provide the Company with copies of any report obtained by PNC Bank on the system of internal accounting control of the Book-Entry System promptly after receipt of such a report by PNC Bank. PNC Bank will also provide the Company with such reports on its own system of internal control as the Company may reasonably request from time to time.

          8.  Instructions Consistent with Charter, etc.
              -----------------------------------------

              (a) Unless otherwise provided in this Agreement, PNC Bank shall act only upon Oral and Written Instructions. Although PNC Bank may know of the provisions of the Charter and By-Laws of the Company, PNC Bank may assume that any Oral or Written Instructions received hereunder are not in any way inconsistent with any provisions of such Charter or By-Laws or any vote, resolution or proceeding of the Shareholders, or of the Board of Trustees, or of any committee thereof.

              (b) PNC Bank shall be entitled to rely upon any Oral Instructions and any Written Instructions actually received by PNC Bank pursuant to this Agreement. The Company agrees to forward to PNC Bank Written Instructions confirming Oral Instructions in such manner that the Written Instructions are received by PNC Bank by the close of business of the same day that such Oral Instructions are given to PNC Bank. The Company agrees that the fact that such confirming Written Instructions are not received by PNC Bank shall in no way affect the validity of the transactions or enforceability of the transactions authorized by the Company by giving Oral Instructions. The Company agrees that PNC Bank shall incur no liability to the Company in acting upon Oral Instructions given to PNC Bank hereunder concerning such transactions provided PNC Bank reasonably believes such instructions have been received from an Authorized Person.

          9.  Transactions Not Requiring Instructions.  In the absence of
              ---------------------------------------
contrary Written Instructions, PNC Bank is authorized to take the following actions:
              (a) Collection of Income and Other Payments.  PNC Bank shall:
                  ---------------------------------------
                  (i) collect and receive for the account of the Company, all income and other payments and distributions, including (without limitation) stock dividends, rights, bond coupons, option premiums and similar items, included or to be included in the Property, and promptly advise the Company of such receipt and shall credit such income, as collected, to the Company's custodian account;

                  (ii) endorse and deposit for collection, in the name of the Company, checks, drafts, and other negotiable instruments or other orders for the payment of money on the same day as received;

                  (iii) receive and hold for the account of the Company all securities received as a distribution on the Company's portfolio securities as a result of a stock dividend, share split-up or reorganization, recapitalization, readjustment or other rearrangement or distribution of rights or similar securities issued with respect to any portfolio securities belonging to the Company held by PNC Bank hereunder;

                  (iv) present for payment and collect the amount payable upon all securities which may mature or be called, redeemed, or retired, or otherwise become payable on the date such securities become payable; and

                  (v) take any action which may be necessary and proper in connection with the collection and receipt of such income and other payments and the endorsement for collection of checks, drafts, and other negotiable instruments as described in Paragraph 24 of this Agreement.

              (b) Miscellaneous Transactions.  PNC Bank is authorized to
                  --------------------------
deliver or cause to be delivered Property against payment or other consideration or written receipt therefor in the following cases:

                  (i) for examination by a broker selling for the account of the Company in accordance with street delivery custom;

                  (ii) for the exchange of interim receipts or temporary securities for definitive securities; and

                  (iii) for transfer of securities into the name of the Company or PNC Bank or nominee of either, or for exchange of securities for a different number of bonds, certificates, or other evidence, representing the same aggregate face amount or number of units bearing the same interest rate, maturity date and call provisions, if any; provided that, in any such case, the new securities are to be delivered to PNC Bank.

          10. Transactions Requiring Instructions.  Upon receipt of Oral or
              -----------------------------------
Written Instructions and not otherwise, PNC Bank, directly or through the use of the Book-Entry System, shall:

              (a) execute and deliver to such persons as may be designated in such Oral or Written Instructions, proxies, consents, authorizations, and any other instruments whereby the authority of the Company as owner of any securities may be exercised;

              (b) deliver any securities held for the Company against receipt of other securities or cash issued or paid in connection with the liquidation, reorganization, refinancing, tender offer, merger, consolidation or recapitalization of any corporation, or the exercise of any conversion privilege;

              (c) deliver any securities held for the Company to any protective committee, reorganization committee or other person in connection with the reorganization, refinancing, merger, consolidation, recapitalization or sale of assets of any corporation, and receive and hold under the terms of this Agreement such certificates of deposit, interim receipts or other instruments or documents as may be issued to it to evidence such delivery;

              (d) make such transfers or exchanges of the assets of the Company and take such other steps as shall be stated in said Oral or Written Instructions to be for the purpose of effectuating any duly authorized plan of liquidation, reorganization, merger, consolidation or recapitalization of the Company;

               (e) release securities belonging to the Company to any bank or trust company for the purpose of pledge or hypothecation to secure any loan incurred by the Company; provided, however, that securities shall be released only upon payment to PNC Bank of the monies borrowed, except that in cases where additional collateral is required to secure a borrowing already made, subject to proper prior authorization, further securities may be released for that purpose; and repay such loan upon redelivery to it of the securities pledged or hypothecated therefor and upon surrender of the note or notes evidencing the loan;

              (f) release and deliver securities owned by the Company in connection with any reverse repurchase agreement entered into on behalf of the Company, but only on receipt of payment therefor; and pay out moneys of the Company in connection with such reverse repurchase agreements, but only upon the delivery of the securities;

              (g) pay out moneys of the Company in connection with any repurchase agreement entered into on behalf of the Company, but only upon the delivery of the subject securities; and release and deliver such securities in connection with such repurchase agreements, but only on receipt of payment therefor; and

              (h) otherwise transfer, exchange or deliver securities in accordance with Oral or Written Instructions.

          11. Segregated Accounts.  PNC Bank shall upon receipt of Written or
              -------------------
Oral Instructions establish and maintain a segregated account or accounts on its records for and on behalf of the Company, into which account or accounts may be transferred cash and/or securities, including securities in the Book-Entry System (i) for the purposes of compliance by the Company with the procedures required by a securities or option exchange, providing such procedures comply with the 1940 Act and Release No. 10666 or any subsequent release or releases of the SEC relating to the maintenance of segregated accounts by registered investment companies, and (ii) for other proper corporate purposes, but only, in the case of clause (ii), upon receipt of Written Instructions.

          12. Dividends and Distributions.  The Company shall furnish PNC Bank
              ---------------------------
with appropriate evidence of action by the Company's Board of Trustees declaring and authorizing the payment of any dividends and distributions. Upon receipt by PNC Bank of Written Instructions with respect to dividends and distributions declared by the Company's Board of Trustees and payable to Shareholders who have elected in the proper manner to receive their distributions or dividends in cash, and in conformance with procedures mutually agreed upon by PNC Bank, the Company, and the Company's Transfer Agent, PNC Bank shall pay to the Company's Transfer Agent, as agent for the Shareholders, an amount equal to the amount indicated in said Written Instructions as payable by the Company to such Shareholders for distribution in cash by the Transfer Agent to such Shareholders. In lieu of paying the

Company's Transfer Agent cash dividends and distributions, PNC Bank may arrange for the direct payment of cash dividends and distributions to Shareholders by PNC Bank in accordance with such procedures and controls as are mutually agreed upon from time to time by and among the Company, PNC Bank and the Company's Transfer Agent.

          13. Purchases of Securities.  Promptly after each decision to purchase
              -----------------------
securities by the investment advisor, the Company, through the investment advisor, shall deliver to PNC Bank Oral Instructions specifying with respect to each such purchase: (a) the name of the issuer and the title of the securities,
(b) the number of shares or the principal amount purchased and accrued interest, if any, (c) the date of purchase and settlement, (d) the purchase price per unit, (e) the total amount payable upon such purchase and (f) the name of the person from whom or the broker through whom the purchase was made. PNC Bank shall upon receipt of securities purchased by or for the Company pay out of the moneys held for the account of the Company the total amount payable to the person from whom or the broker through whom the purchase was made, provided that the same conforms to the total amount payable as set forth in such Oral Instructions.

          14. Sales of Securities.  Promptly after each decision to sell
              -------------------
securities by the investment advisor or exercise of an option written by the Company, the Company, through the investment advisor, shall deliver to PNC Bank Oral Instructions, specifying with respect to each such sale: (a) the name of the issuer and the title of the security, (b) the number of shares or principal amount sold, and accrued interest, if any, (c) the date of sale, (d) the sale price per unit, (e) the total amount payable to the Company upon such sale, and
(f) the name of the broker through whom or the person to whom the sale was made. PNC Bank shall deliver the securities upon receipt of the total amount payable to the Company upon such sale, provided that the same conforms to the total amount payable as set forth in such Oral Instructions. Subject to the foregoing, PNC Bank may accept payment in such form as shall be satisfactory to it, and may deliver securities and arrange for payment in accordance with the customs prevailing among dealers in securities.

          15. Records.  The books and records pertaining to the Company which
              -------
are in the possession of PNC Bank shall be the property of the Company. Such books and records shall be prepared and maintained as required by the 1940 Act and other applicable securities laws and regulations. The Company, or the Company's authorized representatives, shall have access to such books and records at all times during PNC Bank's normal business hours. Upon the reasonable request of the Company, copies of any such books and records shall be provided by PNC Bank to the Company or the Company's authorized representative at the Company's expense.

          16. Reports.
              -------

              (a) PNC Bank shall furnish the Company the following reports:

                  (1) such periodic and special reports as the Company may reasonably request;

                  (2) a monthly statement summarizing all transactions and entries for the account of the Company, listing the portfolio securities belonging to the Company with the adjusted average cost of each issue and the market value at the end of such month, and stating the cash account of the Company including disbursements;

                  (3) the reports to be furnished to the Company pursuant to Rule 17f-4; and

                  (4) such other information as may be agreed upon from time to time between the Company and PNC Bank.

          (b) PNC Bank shall transmit promptly to the Company any proxy statement, proxy materials, notice of a call or conversion or similar communications received by it as Custodian of the Property.

          17. Cooperation with Accountants.  PNC Bank shall cooperate with the
              ----------------------------
Company's independent public accountants and shall take all reasonable action in the performance of its obligations under this Agreement to assure that the necessary information is made available to such accountants for the expression of their opinion, as such may be required from time to time by the Company.

          18. Confidentiality.  PNC Bank agrees on behalf of itself and its
              ---------------
employees to treat confidentially all records and other information relative to the Company and its prior, present, or potential Shareholders, except, after prior notification to and approval in writing by the Company, which approval shall not be unreasonably withheld and may not be withheld where PNC Bank may be exposed to civil or criminal contempt proceedings for failure to comply, when requested to divulge such information by duly constituted authorities, or when so requested by the Company.

          19. Right to Receive Advice.
              -----------------------

              (a) Advice of Company.  If PNC Bank shall be in doubt as to any
                  -----------------
action to be taken or omitted by it, it may request, and shall receive, from the Company directions or advice, including Oral or Written Instructions where appropriate.

              (b) Advice of Counsel.  If PNC Bank shall be in doubt as to any
                  -----------------
question of law involved in any action to be taken or omitted by PNC Bank, it may request advice at its own cost from counsel of its own choosing (who may be counsel for the investment advisor, the Company or PNC Bank, at the option of PNC Bank).

              (c) Conflicting Advice.  In case of conflict between directions,
                  ------------------
advice or Oral or Written Instructions received by PNC Bank pursuant to subparagraph (a) of this paragraph and advice received by PNC Bank pursuant to subparagraph (b) of this paragraph, PNC Bank shall be entitled to rely on and follow the advice received pursuant to the latter provision alone.

              (d) Protection of PNC Bank.  PNC Bank shall be protected in any
                  ----------------------
action or inaction which it takes in reliance on any directions, advice or Oral or Written Instructions received pursuant to subparagraphs (a) or (b) of this paragraph which PNC Bank, after receipt of any such directions, advice or Oral or Written Instructions, in good faith believes to be consistent with such directions, advice or Oral or Written Instructions, as the case may be. However, nothing in this paragraph shall be construed as imposing upon PNC Bank any obligation (i) to seek such directions, advice or Oral or Written Instructions, or (ii) to act in accordance with such directions, advice or Oral or Written Instructions when received, unless, under the terms of another provision of this Agreement, the same is a condition to PNC Bank's properly taking or omitting to take such action. Nothing in this subsection shall excuse PNC Bank when an action or omission on the part of PNC Bank constitutes willful misfeasance, bad faith, gross negligence or reckless disregard by PNC Bank of any duties or obligations under this Agreement.

          20. Compliance with Governmental Rules and Regulations.  The Company
              --------------------------------------------------
assumes full responsibility for ensuring that the Company complies with all applicable requirements of the 1933 Act, the 1934 Act, the 1940 Act, and any laws, rules and regulations of governmental authorities having jurisdiction except insofar as PNC Bank has assumed a specific responsibility for compliance hereunder.

          21. Compensation.  As compensation for the services rendered by PNC
              ------------
Bank during the term of this Agreement, the

Company will pay to PNC Bank monthly fees that shall be agreed upon from time to time in writing by PNC Bank and the Company.

          22. Indemnification.  The Company, as sole owner of the Property,
              ---------------
agrees to indemnify and hold harmless PNC Bank and its nominees from all taxes, charges, expenses, assessments, claims and liabilities (including, without limitation, liabilities arising under the 1933 Act, the 1934 Act, the 1940 Act, and any state and foreign securities and blue sky laws, all as or to be amended from time to time) and expenses, including (without limitation) attorneys' fees and disbursements, arising directly or indirectly (a) from the fact that securities included in the Property are registered in the name of any such nominee or (b) without limiting the generality of the foregoing clause (a) from any action or thing which PNC Bank takes or does or omits to take or do (i) at the request or on the direction of or in reliance on the advice of the Company or (ii) upon Oral or Written Instructions, provided, that neither PNC Bank nor any of its nominees shall be indemnified against any liability to the Company or to its Shareholders (or any expenses incident to such liability) arising out of PNC Bank's or such nominee's own willful misfeasance, bad faith, negligence or reckless disregard of its duties or responsibilities specifically described in this Agreement. In the event of any advance of cash for any purpose made by PNC Bank resulting from oral or Written Instructions of the Company, or in the event that PNC Bank or its nominee shall incur or be assessed any taxes, charges, expenses, assessments, claims or liabilities in connection with the performance of this

Agreement, except such as may arise from its or its nominee's own negligent action, negligent failure to act or willful misconduct, any Property at any time held for the account of the Company shall be security therefor.

          23. Responsibility of PNC Bank.  PNC Bank shall be under no duty to
              --------------------------
take any action on behalf of the Company except as specifically set forth herein or as may be specifically agreed to by PNC Bank in writing. In the performance of its duties hereunder, PNC Bank shall be obligated to exercise care and diligence and to act in good faith and to use its best efforts within reasonable limits to insure the accuracy and completeness of all services performed under this Agreement. PNC Bank shall be responsible for its own negligent failure to perform its duties under this Agreement, but to the extent that duties, obligations and responsibilities are not specifically set forth in this Agreement, PNC Bank shall not be liable for any act or omission which does not constitute willful misfeasance, bad faith or gross negligence on the part of PNC Bank or reckless disregard of such duties, obligations and responsibilities. Without limiting the generality of the foregoing or of any other provision of this Agreement, PNC Bank in connection with its duties under this Agreement shall not be under any duty or obligation to inquire into and shall not be liable for or in respect of (a) the validity or invalidity or authority or lack thereof of any Oral or Written Instruction, notice or other instrument which conforms to the applicable requirements of this Agreement, if any, and which PNC Bank reasonably believes to be genuine; (b) the validity or invalidity of the issuance of any securities included or to be included in the Property, the legality or illegality of the purchase of such securities, or the propriety or impropriety of the amount paid therefor; (c) the legality or illegality of the sale (or exchange) of any Property or the propriety or impropriety of the amount for which such Property is sold (or exchanged); or (d) delays or errors or loss of data occurring by reason of circumstances beyond PNC Bank's control, including acts of civil or military authority, national emergencies, labor difficulties, fire, mechanical breakdown, flood or catastrophe, acts of God, insurrection, war, riots or failure of the mails, transportation, communication or power supply, nor shall PNC Bank be under any duty or obligation to ascertain whether any Property at any time delivered to or held by PNC Bank may properly be held by or for the Company.

          24. Collections.  All collections of monies or other property in
              -----------
respect, or which are to become part, of the Property (but not the safekeeping thereof upon receipt by PNC Bank) shall be at the sole risk of the Company. In any case in which PNC Bank does not receive any payment due the Company within a reasonable time after PNC Bank has made proper demands for the same, it shall so notify the Company in writing, including copies of all demand letters, any written responses thereto, and memoranda of all oral responses thereto and to telephonic demands, and await instructions from the Company. PNC Bank shall not be obliged to take legal action for collection unless and until reasonably indemnified to its satisfaction. PNC Bank shall also notify the Company as soon as reasonably practicable whenever income due on securities is not collected in due course.

          25. Duration And Termination.  This Agreement shall continue until
              ------------------------
termination by the Company or by PNC Bank in either case on sixty (60) days written notice. Upon any termination of this Agreement, pending appointment of a successor to PNC Bank or vote of the Shareholders of the Company to dissolve or to function without a custodian of its cash, securities or other property, PNC Bank shall not deliver cash, securities or other property of the Company to the Company, but may deliver them to a bank or trust company of its own selection, having an aggregate capital, surplus and undivided profits, as shown by its last published report, of not less than twenty million dollars ($20,000,000) as a custodian for the Company to be held under terms similar to those of this Agreement.

          26. Notices.  All notices and other communications, including Written
              -------
Instructions (collectively referred to as "Notice" or "Notices" in this paragraph), hereunder shall be in writing or by confirming telegram, cable, telex or facsimile sending device. Notices shall be addressed (a) if to PNC Bank at PNC Bank's address, Airport Business Center, International Court 2, 200 Stevens Drive, Lester, Pennsylvania 19113 marked for the attention of the Custodian Services Department (or its successor); (b) if to the Company, at the address of the Company, Belleveue Park Corporate Center, 400 Bellevue Parkway, Wilmington, Delaware 19809, Attention: Rodney D. Johnson, President with a copy to Drinker Biddle & Reath LLP, Philadelphia

National Bank Building, 1345 Chestnut Street, Philadelphia, Pennsylvania 19107,
Attention: W. Bruce McConnell, III, Secretary; or (c) if to neither of the foregoing, at such other address as shall have been notified to the sender of any such Notice or other communication. If the location of the sender of a Notice and the address of the addressee thereof are, at the time of sending, more than 100 miles apart, the Notice may be sent by first-class mail, in which case it shall be deemed to have been received five days after it is sent, or if sent by confirming telegram, cable, telex or facsimile sending device, it shall be deemed to have been received immediately, and, if the location of the sender of a Notice and the address of the addressee thereof are, at the time of sending, not more than 100 miles apart, the Notice may be sent by first-class mail, in which case it shall be deemed to have been received three days after it is sent, or if sent by messenger, it shall be deemed to have been received on the day it is delivered. All postage, cable, telegram, telex and facsimile sending device charges arising from the sending of a Notice hereunder shall be paid by the sender.

          27. Further Actions.  Each party agrees to perform such further acts
              ---------------
and execute such further documents as are necessary to effectuate the purposes hereof.
          28. Amendments.  This Agreement or any part hereof may be changed
              ----------
only by an instrument in writing signed by the party against which enforcement of such change is sought.

          29. Delegation.  On thirty (30) days prior written notice to the
              ----------
Company, PNC Bank may assign its rights and delegate its duties hereunder to any wholly-owned direct or indirect subsidiary of PNC Bank or PNC Financial Corp, provided that (i) the delegate agrees with PNC Bank to comply with all relevant provisions of the 1940 Act; and (ii) PNC Bank and such delegate shall promptly provide such information as the Company may request, and respond to such questions as the Company may ask, relative to the delegation, including (without limitation) the capabilities of the delegate. Such delegate shall be bound by the terms of this Agreement as though an original party hereto. PNC Bank shall unconditionally guarantee the performance of the delegate under the terms and conditions of this Agreement.

          30. Counterparts.  This Agreement may be executed in two or more
              ------------
counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

          31. Miscellaneous.  This Agreement embodies the entire agreement and
              -------------

understanding between the parties hereto, and supersedes all prior agreements and understandings relating to the subject matter hereof, provided that the parties hereto may embody in one or more separate documents their agreement, if any, with respect to delegated and/or Oral Instructions and compensation. The captions in this Agreement are included for convenience of reference only and in no way define or delimit any of the provisions hereof or otherwise affect their construction or effect. This Agreement shall be deemed to be a contract made in Pennsylvania and governed by Pennsylvania law. If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby. This Agreement shall be binding and shall inure to the benefit of the parties hereto and their respective successors.

          IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their officers designated below on the day and year first above written.

                              PROVIDENT INSTITUTIONAL FUNDS

                              ______________________________
                              Name: Rodney D. Johnson
                              Title: President


                              PNC BANK, N.A.

                              _______________________________
                              Name:
                              Title:

                                     INDEX

               PARAGRAPH                                         PAGE
               ---------                                         ----
 1.  Appointment................................................    1
 2.  Delivery of Documents......................................    2
 3.  Definitions................................................    3
 4.  Delivery and Registration of the Property..................    5
 5.  Receipt and Disbursement of Money..........................    5
 6.  Receipt of Securities......................................    6
 7.  Use of Book-Entry System...................................    8
 8.  Instructions Consistent with Charter, etc..................   10
 9.  Transactions Not Requiring Instructions....................   11
10.  Transactions Requiring Instructions........................   13
11.  Segregated Accounts........................................   15
12.  Dividends and Distributions................................   15
13.  Purchases of Securities....................................   16
14.  Sales of Securities........................................   16
15.  Records....................................................   17
16.  Reports....................................................   17
17.  Cooperation with Accountants...............................   18
18.  Confidentiality............................................   18
19.  Right to Receive Advice....................................   19
20.  Compliance with Governmental Rules and Regulations.........   20
21.  Compensation...............................................   20
22.  Indemnification............................................   21
23.  Responsibility of PNC Bank.................................   22
24.  Collections................................................   23
25.  Duration and Termination...................................   24
26.  Notices....................................................   24
27.  Further Actions............................................   25
28.  Amendments.................................................   25
29.  Delegation.................................................   25
30.  Counterparts...............................................   26
31.  Miscellaneous..............................................   26